Exhibit 10. Summary of Amended Purchase Agreement dated October 31, 2008 between IAMGOLD Québec-Management Inc. and Cadiscor Resources Inc. for acquisition of Sleeping Giant Mine.

The original Option to purchase agreement concluded on December 11, 2007 between (“IAMGOLD”) and Cadiscor Resources Inc. (“Cadiscor”) of which the terms and conditions had been described in details in Form 10KSB/A for the fiscal year ended December 31, 2007 in Item 2 Properties: Sleeping Giant Mine, at pages 19 and 20, had anticipated that Cadiscor was to take possession as of April 1, 2009 of the Sleeping Giant Mine, related facilities, mining claims and equipment (the “Mine”) located in the Abitibi Region in the Province of Québec in Canada.

Pursuant to this original agreement, on December 11, 2007, Cadiscor made a cash payment of CA$300,000 and issued 600,000 common shares and 1,000,000 warrants to IAMGOLD. Each warrant entitles the holder to purchase one common share of Cadiscor for $1.00 up until April 1, 2009. Upon taking possession of the Mine in April 2009, Cadiscor was to pay IAMGOLD an amount of CA$5,000,000 either in cash or in common shares, at Cadiscor’s sole discretion.

The amended option to purchase agreement dated September 22, 2008 called for Cadiscor to issue to IAMGOLD, the payment of CA$1.5 million in common shares priced at CA$0.35 per share. The CA$3.5 million balance was to be paid by the issuance of an unsecured convertible debenture bearing interest at 5%. Interest was to be paid annually, in advance. The three-year debenture would be convertible by IAMGOLD into Cadiscor shares at a conversion price of CA$0.47 per share the first year, CA$0.51 per share the second year and CA$0.56 per share the third year and Cadiscor was to take possession of the Mine as of October 31, 2008 instead of April 1, 2009.

On October 31, 2008, Cadiscor completed the acquisition of a 100% interest in the Mine property from IAMGOLD. On that date Cadiscor paid IAMGOLD an amount of CAN $5M through the issuance of 4,285,715 common shares at CA$0.35 per share for a total of CA$1.5 million and a CA$3.5 million unsecured convertible debenture bearing interest at 5%. The interest will be paid yearly, in advance. This three-year debenture is convertible by IAMGOLD into Cadiscor shares at a conversion price of CA$0.47 per share the first year, CA$0.51 per share the second year and CA$0.56 per share the third year, Cadiscor may buy back the debenture for cash at any time. Cadiscor can force conversion should the shares trade at a price that is at least 15% higher than the appropriate annual conversion price premium for a twenty-day trading period. The 1,000,000 warrants issued to IAMGOLD on December 11, 2007 have been modified so that the exercise price has become $0.70 per share and the expiry date has been postponed to December 31, 2010.

The other terms of this Amended Sale and Purchase Agreement can be described as follows:

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After acquiring the Mine and after Cadiscor has milled, at the Mine milling facilities, a total of 300,000 tonnes of ore from any source, Cadiscor will pay to IAMGOLD an amount of $1,000,000, payable at Cadiscor’s sole discretion, either in cash or by the issuance of the relevant number of common shares of Cadiscor at a price equivalent to the volume-weighted average price of the previous 20 trading days, less a discount of 5%.

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After the acquisition of the Mine, Cadiscor will commit to grant to IAMGOLD the following royalties: (a) a 1.0 % NSR royalty on future gold production from the Mine property, with Cadiscor having the right to buy back such royalty for an amount of $1,000,000 at any time; and (b) a 1.5% NSR royalty on any future base metal production from the Mine property, it being understood that such royalty will only be granted if there exists more than 5,000,000 tonnes of Measured and Indicated resources on the property, as established by a Canadian Regulation 43-101 compliant resource estimate.

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All issuances and potential issuances of Cadiscor shares under the deal are subject to the approval of the TSX Venture Exchange.